UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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VITRIA TECHNOLOGY, INC.

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VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 26, 2005
TO THE STOCKHOLDERS OF VITRIA TECHNOLOGY, INC.:
      NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Vitria Technology, Inc., a Delaware corporation, will be held on Thursday, May 26, 2005 at 2:00 p.m. pacific time at our principal executive offices at 945 Stewart Drive, Sunnyvale, California 94085, for the following purposes:

1. To elect two directors to hold office until the 2008 Annual Meeting of Stockholders;

2. To ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2005; and

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
      The foregoing items of business are more fully described in the proxy statement accompanying this notice.
      The Board of Directors has fixed the close of business on April 6, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Aaron C. Timm
Vice President, General Counsel and Secretary
Sunnyvale, California
April 21, 2005
All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS May 26, 2005
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEES
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
PERFORMANCE MEASUREMENT COMPARISON
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS

VITRIA TECHNOLOGY, INC.
945 Stewart Drive
Sunnyvale, California 94085

PROXY STATEMENT

FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
May 26, 2005
QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING
Why am I receiving these materials?
      We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Vitria Technology, Inc. is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.
      We intend to mail this proxy statement and accompanying proxy card on or about April 21, 2005 to all stockholders of record entitled to vote at the annual meeting.
Who can vote at the Annual Meeting?
      Only stockholders of record at the close of business on April 6, 2005 will be entitled to vote at the annual meeting. On this record date, there were 33,565,403 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
      If on April 6, 2005 your shares were registered directly in your name with our transfer agent, Equiserve, Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
      If on April 6, 2005 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
      There are two matters scheduled for a vote:

•	Election of two directors; and

•	Ratification of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2005.

How do I vote?
      You may either vote “For” all the nominees to the Board of Directors or you may abstain from voting for any nominee you specify. For the ratification of BDO Seidman, LLP as the independent registered public accounting firm you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple.

Stockholder of Record: Shares Registered in Your Name
      If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
      If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Vitria. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
      On each matter to be voted upon, you have one vote for each share of common stock you own as of April 6, 2005.
What if I return a proxy card but do not make specific choices?
      If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of both nominees for director. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
Who is paying for this proxy solicitation?
      We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one proxy card?
      If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
      Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a written notice that you are revoking your proxy to our Secretary at 945 Stewart Drive, Sunnyvale, CA 94085.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
When are stockholder proposals due for next year’s annual meeting?
      To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 22, 2005 to our Secretary, care of Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, CA 94085. If you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, pursuant to our bylaws you must provide specified information to us between February 25, 2006 and March 27, 2006. You are also advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.
How are votes counted?
      Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.
      If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, (or NYSE), on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.
How many votes are needed to approve each proposal?

•	For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, Proposal No. 2 ratifying BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2005 must receive a “For” vote from the majority of shares cast either in person or by proxy, excluding abstentions, at a meeting at which a quorum is present. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.
What is the quorum requirement?
      A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. On the record date, there were 33,565,403 shares outstanding and entitled to vote. Thus 16,782,702 shares must be represented by stockholders present at the meeting or by proxy to have a quorum.

      Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or a majority of the votes present at the meeting may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
      Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.
PROPOSAL 1
ELECTION OF DIRECTORS
      Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.
      The Board of Directors is presently composed of five members. There are two directors in the class whose term of office expires in 2005 and who are standing for re-election. The nominees for election to this class, JoMei Chang, Ph.D. and Dennis P. Wolf, are currently members of our Board of Directors. Dr. Chang was previously elected by our stockholders and Mr. Wolf was appointed a member of our Board on July 25, 2003. If elected at the Annual Meeting, Dr. Chang and Mr. Wolf would serve until the 2008 Annual Meeting and until her or his successor is elected and has qualified, or until the earlier of her or his death, resignation or removal.
      Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Dr. Chang and Mr. Wolf. In the event that Dr. Chang or Mr. Wolf should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Dr. Chang and Mr. Wolf have agreed to serve if elected, and management has no reason to believe that they will be unable to serve. It is our policy to invite directors and nominees to attend the Annual Meeting. M. Dale Skeen attended the 2004 Annual Meeting of Stockholders.
      Set forth below is biographical information for Dr. Chang and Mr. Wolf and each person whose term of office as a director will continue after the Annual Meeting.
Nominees for Election for Three-year Terms Expiring at the 2008 Annual Meeting
      JoMei Chang, Ph.D., is 52 years old, co-founded Vitria in 1994 and has been a director since Vitria’s inception. Since January 2004, Dr. Chang has been Chief Executive Officer of QilinSoft LLC, a software reseller serving the China market and an affiliate of Vitria. Dr. Chang also served as our Chief Executive Officer from our inception until June 2003 and as our President from inception until November 2002. From 1986 to 1994, Dr. Chang was Vice President and General Manager, Trader Workstation and General Manager, Emerging Technologies at Teknekron Software Systems, now TIBCO, Inc. From 1984 to 1986, she served as a senior engineer in the Network File System group at Sun Microsystems. Dr. Chang holds a B.S. in Computer Science from National Chiao Tung University, Taiwan and a Ph.D. in Electrical Engineering on Database Management Systems from Purdue University.
      Dennis P. Wolf, is 52 years old and has been a director since July 2003. In April 2005, Mr. Wolf joined Hercules Technology Growth Capital, a specialty finance company, as its Chief Financial Officer. From February 2003 to April 2005, Mr. Wolf served as Executive Vice President of Operations, Finance and Administration and Chief Financial Officer of Omnicell, Inc., a provider of clinical infrastructure and workflow automation solutions to the healthcare industry. From January 2001 to January 2003, Mr. Wolf served as Senior Vice President of Finance and Administration and as Chief Financial Officer of Redback Networks, a broadband and optical networking company. From March 1998 to January 2001, Mr. Wolf served as the Executive Vice President and Chief Financial Officer for Credence Systems Corporation, a manufacturer of integrated circuit test equipment, where he also served as Co-President from December 1998 to August 1999. From January 1997 to March 1998, he served as Senior Vice President and Chief Financial Officer at Centigram Communications Corporation and for much of that time also served as its Co-President. Mr. Wolf is a director of Komag, Inc., a computer storage device company. Mr. Wolf holds a B.A. in Religious Studies from the University of Colorado and an M.B.A. from the University of Denver.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THE NAMED NOMINEES
Directors Continuing in Office until the 2006 Annual Meeting
      M. Dale Skeen, Ph.D., is 50 years old, co-founded Vitria in 1994 and has been our Chief Executive Officer since April 2004. Dr. Skeen has also served as Chief Technology Officer and as a director since Vitria’s inception. From 1986 to 1994, Dr. Skeen served as Chief Scientist at Teknekron Software Systems, now TIBCO, Inc., a software company. From 1984 to 1986, Dr. Skeen was a research scientist at IBM’s Almaden Research Center. From 1981 to 1984, Dr. Skeen was on the faculty at Cornell University. Dr. Skeen holds a B.S. in Computer Science from North Carolina State University and a Ph.D. in Computer Science on Distributed Database Systems from the University of California, Berkeley.
      William H. Younger, Jr., is 55 years old and has been a director since 1997. Mr. Younger is a Managing Director of the General Partner of Sutter Hill Ventures, A California Limited Partnership, a venture capital firm, where he has been employed since 1981. Mr. Younger is a director of Omnicell, Inc., a provider of clinical infrastructure and workflow automation solutions to the healthcare industry, and serves on the board of directors of several privately-held companies. Mr. Younger holds a B.S.E.E. degree from the University of Michigan and an M.B.A. from Stanford University.
Directors Continuing in Office until the 2007 Annual Meeting
      J. Alberto Yépez, is 45 years old and has been a director since July 2004. Since June 2002, Mr. Yépez has been the Chairman and Chief Executive Officer for Thor Technologies, Inc., a provider of enterprise security and infrastructure software. From September 2001 to March 2002, Mr. Yépez was Entrepreneur-in-Residence at Warburg Pincus, a global private equity firm. From February 2001 to April 2001, Mr. Yépez was co-Chief Executive Officer of Entrust, Inc., a provider of information security solutions, which he joined upon the merger of privately-held access management vendor enCommerce, Inc. Mr. Yépez served as a member of the board of directors of Entrust, Inc., from June 2000 through February 2003. From June 1995 to June 2000, Mr. Yépez served as Chairman and Chief Executive Officer of enCommerce, Inc., which he co-founded. Mr. Yépez attended the Kellogg School of Management and holds a B.S. degree in Computer Science, Computer Engineering, and Electronic Physics from the University of San Francisco.
Independence of the Board of Directors
      As required under The Nasdaq Stock Market, Inc., or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent Nasdaq listing standards, as in effect from time to time.
      Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Vitria, our senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Chang, our former President and Chief Executive Officer, and Dr. Skeen, our current Chief Executive Officer and Chief Technology Officer. Drs. Chang and Skeen are married to each other.
Information Regarding the Board of Directors and its Committees
      In June 2004, the Board of Directors documented the governance practices followed by Vitria by adopting Corporate Governance Policies to assure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The policies are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policies set forth the practices the Board will follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Policies were adopted by the Board to, among other things, reflect changes to the Nasdaq listing standards and Securities and Exchange Commission rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.vitria.com.
      As required under Nasdaq listing standards, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. During 2004 our independent directors met one time in regularly scheduled executive sessions at which only independent directors were present.
      The Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Independent Committee. The following table provides membership and meeting information for 2004 for each of these Board committees:

					Nominating and		Independent
Name	Audit		Compensation		Governance		Committee

JoMei Chang, Ph.D.	—		—		—		—
Robert M. Halperin(1)	X	(2)	X	*(3)	X	(4)	—
M. Dale Skeen, Ph.D.	—		—		—		—
Gary S. Velasquez(5)	—		—		—		—
John L. Walecka(6)	—		—		—		—
Dennis P. Wolf	X	*	—		—		X
J. Alberto Yépez	X	(7)	X	(8)	X	(9)	X	(10)
William H. Younger, Jr.	X		X	*	X	*(9)	X	*
Total meetings in 2004	11		2		1		7

*	Committee Chairperson

(1)	Mr. Halperin resigned from the Board in November 2004.

(2)	Served as a member of the Audit Committee until November 2004.

(3)	Served as a member of the Compensation Committee until November 2004.

(4)	Served as a member of the Nominating and Corporate Governance Committee until November 2004.

(5)	Mr. Velasquez resigned from the Board in April 2004.

(6)	Mr. Walecka resigned from the Board in January 2005.

(7)	Appointed to the Audit Committee in November 2004.

(8)	Appointed to the Compensation Committee in October 2004.

(9)	Appointed to the Nominating and Corporate Governance Committee in November 2004.

(10)	Appointed to the Independent Committee in October 2004.
      Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Vitria.
Audit Committee
      The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions:

•	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;

•	determines and approves the engagement of the independent registered public accounting firm;

•	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;

•	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;

•	establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	meets to review our annual audited financial statements to be included in our Annual Report on Form 10-K and quarterly financial statements with management and the independent registered public accounting firm, including reviewing the our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”
      Our Audit Committee charter can be viewed at www.vitria.com. Three directors currently comprise the Audit Committee: Messrs. Wolf, Yépez and Younger. The Audit Committee met eleven times during 2004 and acted by unanimous written consent twice.
      The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board of Directors has determined that Mr. Wolf qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wolf’s level of knowledge and experience based on a number of factors, including his formal education and his experience as chief financial officer of Omnicell, Inc., a publicly-traded company.
Compensation Committee
      The Compensation Committee of the Board of Directors:

•	reviews and approves the overall compensation strategy and policies for Vitria;

•	reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•	reviews and approves the compensation and other terms of employment of our Chief Executive Officer;

•	reviews and approves the compensation and other terms of employment of the other executive officers and senior management; and

•	administers our stock option and employee stock purchase plans, bonus plans, and similar programs.
      Our Compensation Committee charter can be viewed at www.vitria.com. Two directors currently comprise the Compensation Committee: Messrs. Yépez and Younger. Both are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee met twice during 2004 and acted by unanimous written consent eleven times.
      We also have a Non-Officer Stock Award Committee that grants stock awards pursuant to the 1999 Equity Incentive Plan to employees who are not executive officers. The grants must be in accordance with guidelines adopted by the Compensation Committee. Except as approved by the Compensation Committee, the grants must not exceed 100,000 shares to any individual. This committee has one member: Dr. Skeen, who is our Chief Executive Officer and Chief Technology Officer.
Nominating and Corporate Governance Committee
      The Nominating and Corporate Governance Committee of the Board of Directors:

•	identifies, reviews and evaluates candidates to serve as directors of Vitria (consistent with criteria approved by the Board);

•	reviews and evaluates incumbent directors;

•	recommends candidates to the Board for election to the Board;

•	makes recommendations to the Board regarding membership on committees of the Board;

•	assesses the performance of the Board; and

•	reviews and assesses our corporate governance principles.
      Our Nominating and Corporate Governance Committee charter can be viewed at www.vitria.com. Two directors currently comprise the Nominating and Corporate Governance Committee: Messrs. Yépez and Younger. Both are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met one time during 2004 and acted by unanimous written consent once.
      The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The committee also intends to consider such factors as: relevant expertise upon which to be able to offer advice to management, sufficient time to devote to the affairs of Vitria, demonstrated excellence in his or her field, sound business judgment, and a commitment to rigorously represent the long-term interests of our stockholders. However, the committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Vitria and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and Vitria, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to Vitria during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the committee has not received a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.
Independent Committee
      In November 2003, the Independent Committee of the Board of Directors was established to negotiate the sale of Vitria’s operations in the People’s Republic of China to QilinSoft LLC (formerly referred to as ChiLin LLC), an entity owned by JoMei Chang, Ph.D., a current director and our former Chief Executive Officer and M. Dale Skeen, Ph.D., a director and our Chief Executive Officer and Chief Technology Officer. Three directors currently comprise the Independent Committee: Messrs. Wolf, Yépez and Younger. The Independent Committee approves transactions and manages the relationship between us and QilinSoft LLC. The Independent Committee met seven times during 2004 and acted by unanimous written consent once.
Meetings of the Board of Directors
      The Board of Directors met five times during 2004 and acted by unanimous written consent five times. All directors attended at least 75% of the aggregate of the meetings of the Board other than Mr. Walecka who attended three of the five meetings. In addition, all directors attended at least 75% of the aggregate of the meetings of the committees on which they served, held during the period for which they were a committee member, except for Mr. Halperin who attended six out of the nine meetings of the Audit Committee held during the period during which he was a committee member.
Stockholder Communications with the Board of Directors
      Our Board has adopted a formal process by which stockholders may communicate with any of our directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Vitria at 945 Stewart Drive, Sunnyvale, CA 94085. All communications will be compiled by the Secretary of Vitria and submitted, depending on the subject matter, to the Chair of the Audit, Compensation, Nominating and Corporate Governance or Independent Committee, or the specified member of the Board on a periodic basis.
Code of Conduct
      We have adopted the Vitria Technology, Inc. Code of Conduct that applies to all of our officers, directors and employees. The Code of Conduct is available on our website at www.vitria.com. If we make any substantive amendments to the Code of Conduct or grant any waiver from a provision of the Code of Conduct to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver on our website.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
      The Audit Committee has selected BDO Seidman, LLP as our independent registered public accounting firm for the year ending December 31, 2005, and the Board of Directors has directed that management submit the selection of an independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. BDO Seidman, LLP became our independent registered public accounting firm on September 22, 2004, and audited our December 2004 financial statements. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.
      Stockholder ratification of the selection of BDO Seidman, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board is submitting the selection of BDO Seidman, LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain BDO Seidman, LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and that of our stockholders.
      The chart below sets forth the fees paid by us to BDO Seidman, LLP for the various services provided by them for the year ended December 31, 2004:

	Year Ended
	December 31

	2004	2003

Audit Fees (includes fees for the annual audit of our financial statements, review of the financial statements included in our quarterly reports on Form 10-Q, as well as services provided in connection with statutory and regulatory filings and Sarbanes-Oxley Section 404 related fees)	$538,549	$0
Audit-related Fees (includes fees for accounting consultations)	$0	$0
Tax Fees (includes fees for tax compliance, tax planning and tax returns for expatriate employees)	$0	$0
All Other Fees	$0	$0

Total Fees	$538,549	$0
      All the fees for 2004 described above were pre-approved by the Audit Committee. The Audit Committee has determined the rendering of non-audit services by BDO Seidman, LLP is compatible with maintaining their independence.
      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of BDO Seidman, LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.
Resignation of Ernst & Young LLP
      On August 17, 2004, Ernst & Young LLP informed us that Ernst & Young LLP would resign as our independent registered public accounting firm following completion of services related to the review of our interim financial statements for the quarter ending September 30, 2004. This event was disclosed in our Form 8-K filed on August 24, 2004.
      The reports of Ernst & Young LLP on our consolidated financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
      In connection with its audit of our consolidated financial statements for the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its report. During the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no “reportable events” requiring disclosure pursuant to paragraphs (a)(1)(v) of Section 304 of Regulation S-K. The term “reportable event” means any of the items listed in paragraphs (a)(1)(v)(A)-(D) of Section 304 of Regulation S-K.
      We requested Ernst & Young LLP to furnish us a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter dated August 20, 2004 is filed as Exhibit 16.1 to our Current Report on Form 8-K filed on August 24, 2004.

      The chart below sets forth the fees paid by us to Ernst & Young LLP for the various services provided by them for the nine months ended September 30, 2004 and the year ended December 31, 2003:

	Nine Months
	Ended	Year Ended
	September 30, 2004	December 31, 2003

Audit Fees (includes fees for the annual audit of our financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and Sarbanes-Oxley Section 404 related fees)	$163,128	$367,000
Audit-related Fees (includes fees for accounting consultations)	$10,000	$6,000
Tax Fees (includes fees for tax compliance, tax planning and tax returns for expatriate employees)	$28,954	$71,000
All Other Fees (includes fees related to review of Vitria transaction with QilinSoft LLC and fees related to a research tool)	$4,005	$9,000

Total Fees	$206,087	$453,000
All the fees for 2004 described above were pre-approved by the Audit Committee. The Audit Committee determined the rendering of non-audit services by Ernst & Young LLP was compatible with maintaining their independence.
Pre-Approval Policies and Procedures
      The Audit Committee pre-approves all audit and non-audit services and has delegated authority to pre-approve all permissible services provided by BDO Seidman, LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of BDO Seidman, LLP or on an individual case-by-case basis before BDO Seidman, LLP is engaged to provide each service. The pre-approval of services has been delegated to Mr. Wolf, Chairman of the Audit Committee, and any such pre-approval must be reported to the full Audit Committee at its next scheduled meeting.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table presents information regarding the ownership of our common stock as of March 1, 2005 by:

•	each director and nominee for director;

•	each of the executive officers named in the Summary Compensation Table;

•	all of our directors, nominees and executive officers as a group; and

•	all those known by us to be beneficial owners of more than five percent of our common stock.
      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of common stock subject to options currently exercisable within 60 days of March 1, 2005. These shares are not deemed outstanding for purposes of computing the percentage ownership of each other person. Percentage of beneficial ownership is based on 33,465,403 shares of our common stock outstanding as of March 1, 2005. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

		Shares Beneficially
		Owned (Including the
	Shares Issuable	Number of Shares
	Pursuant to Options	Shown in the First
	Exercisable within	Column)
	60 Days of
Name and Address of Beneficial Owner	March 1, 2005	Number	Percent

Directors and Executive Officers
M. Dale Skeen, Ph.D(1)	713,790	10,575,296	30.9%
JoMei Chang, Ph.D(1)	1,014,276	10,875,782	31.5%
William H. Younger, Jr.(2)	66,041	353,647	1.1%
Dennis P. Wolf	26,248	26,248	*
J. Alberto Yépez	9,166	9,166	*
Gregory E. Anderson	77,916	77,916	*
Paul D. Taylor	76,822	76,822	*
Aaron C. Timm	21,105	21,711	*
Michael D. Perry	—	—	*
Jeffrey J. Bairstow(3)	—	—	*
James W. Guthrie(4)	—	—	*
Gary S. Velasquez(5)	—	—	*
All directors and executive officers as a group (13 persons)(6)	2,005,364	12,155,082	34.3%
5% Stockholders
Chang Family Trust, Michael W. Taylor, Trustee(7)	—	2,237,435	6.7%
Deephaven Capital management LLC(8)	—	1,794,625	5.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Includes (a) 416,669 shares held by Skeen/ Chang Investments, L.P., of which Drs. JoMei Chang and M. Dale Skeen are general partners and (b) 9,444,837 shares held by Drs. Chang and Skeen as joint tenants.

(2)	Includes 287,606 shares held by William H. Younger, Jr., Trustee, The Younger Living Trust. Mr. Younger disclaims beneficial ownership of the shares held by The Younger Living Trust, except to the extent of his pecuniary interest therein.

(3)	Mr. Bairstow resigned as Chief Financial Officer in June 2004.

(4)	Mr. Guthrie resigned as Senior Vice President of Engineering in May 2004.

(5)	Mr. Velasquez resigned as President and Chief Executive Officer and as a director in April 2004.

(6)	Total number of shares includes 704,275 shares of common stock held by entities affiliated with directors and executive officers.

(7)	The Chang Family Trust is a trust for the benefit of family members of Dr. JoMei Chang. Dr. Chang does not have voting or dispositive power over and disclaims beneficial ownership of the shares held by the trust.

(8)	Deephaven Capital Management, LLC. is located at 130 Cheshire Lane, Suite 102, Minnetonka, MN 55305. Based solely on a Schedule 13G filed with the SEC on December 6, 2004 by Deephaven Capital Management, LLC reporting shares held as of such date.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with except: (a) Mr. Anderson filed one late Form 4 reflecting one previous stock option grant for an aggregate of 60,000 shares of common stock. Mr. Guthrie filed one late Form 4 reflecting one previous stock option grant for an aggregate of 275,000 shares of common stock; (b) Mr. Ounjian filed one late Form 4 reflecting one previous stock option grant for an aggregate of 80,000 shares of common stock; (c) Mr. Perry filed one late Form 4 reflecting one previous stock option grant for an aggregate of 200,000 shares of common stock; (d) Mr. Taylor filed one late Form 4 reflecting one previous stock option grant for an aggregate of 60,000 shares of common stock; (e) Mr. Timm filed one late Form 4 reflecting one previous stock option grant for an aggregate of 30,000 shares of common stock; and (f) Mr. Yépez filed one late Form 4 reflecting two previous stock option grants for an aggregate of 40,000 shares of common stock.
EXECUTIVE COMPENSATION
Compensation of Directors
      In order to recruit and retain qualified members for the Board of Directors, we implemented a cash retainer and annual stock option grant program in November 2004 for non-employee directors for their services as members of our Board of Directors. The program consists of two forms of compensation: (a) a cash retainer of $6,000 per calendar quarter beginning with the fourth quarter of 2004 and (b) an annual grant of a stock option to purchase 15,000 shares of Vitria common stock to be granted on August 31 of each year beginning on August 31, 2005. The stock option grant is conditioned on the non-employee director attending at least 75% of the meetings of the Board of Directors and each committee on which such non-employee director serves during the prior calendar year. The stock option grant will vest in equal monthly installments over a period of 36 months. In addition, all non-employee directors are reimbursed for expenses incurred in connection with attendance at Board and committee meetings.
      Dr. Chang and Messrs. Walecka, Wolf, Yépez and Younger each received a $6,000 cash retainer for the fourth quarter of 2004 which was paid to them in January 2005 pursuant to the program.
      During 2004, each of our non-employee directors received grants of non-statutory stock options for their services as members of the Board and the various committees of the Board. In 2004, Dr. Chang and

Messrs. Walecka, Wolf, Yépez and Younger each received a non-statutory stock option for 15,000 shares of common stock. All of these options vest in equal monthly installments over 36 months and have an exercise price of $3.50, which is equal to the closing price of our common stock as reported on the Nasdaq National Market for the last market trading day prior to the date of grant. In 2004, Mr. Halperin received a fully vested stock award for 15,000 shares of common stock in connection with his service as Chairman of the Board. In addition, the Board extended the exercise period during which Mr. Halperin may exercise 52,988 vested shares of Vitria common stock subject to certain stock options until the first anniversary of his resignation from the Board.
Compensation of Executive Officers
      The following table presents summary information for the years ended December 31, 2002, 2003 and 2004 concerning the compensation earned by our Chief Executive Officer, our former Chief Executive Officer and four most highly compensated executive officers whose salary and bonus for 2004 were in excess of $100,000, plus two former executive officers.

				Long Term
				Compensation
				Awards
	Annual Compensation
				Securities
	Fiscal			Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation

M. Dale Skeen, Ph.D.(1)	2004	$238,139	$130,500	—	$1,242	(2)
Chief Executive Officer and	2003	247,500	—	300,000	810	(2)
Chief Technology Officer	2002	257,813	—	250	594	(2)
Gary S. Velasquez(3)	2004	339,166	—	—	180	(2)
Former President and	2003	300,000	—	500,000	540	(2)
Chief Executive Officer	2002	137,692	—	250,000	522	(2)
Paul D. Taylor(4)	2004	427,488	219,414	60,000	72,088	(8)
Senior Vice President,	2003	388,062	130,388	107,500	65,440	(8)
Worldwide Sales	2002	274,540	82,122	62,750	45,729	(8)
Gregory E. Anderson	2004	275,000	47,979	60,000	810	(2)
Senior Vice President, Professional	2003	45,833	125,000	200,000	135	(2)
Services and Business Consulting	2002	—	—	—	—
Aaron C. Timm	2004	180,231	36,000	30,000	432	(2)
Vice President, General Counsel and	2003	149,442	27,300	30,000	378	(2)
Secretary	2002	140,000	20	2,750	267	(2)
Michael D. Perry(5)	2004	135,417	46,875	200,000	2,133	(2)
Senior Vice President and	2003	—	—	—	—
Chief Financial Officer	2002	—	—	—	—
James W. Guthrie(6)	2004	381,959	143,500	275,000	466	(2)
Former Senior Vice President,	2003	—	—	—	—
Development and Customer Service	2002	—	—	—	—
Jeffrey J. Bairstow(7)	2004	313,140	—	—	405	(2)
Former Chief Financial Officer	2003	252,083	—	300,000	742	(2)
	2002	—	—	—	—

(1)	Dr. Skeen was appointed Chief Executive Officer in April 2004.

(2)	Amounts represent life insurance premiums paid on behalf of each named executive officer and reported as taxable income.

(3)	Mr. Velasquez resigned as President and Chief Executive Officer in April 2004. Mr. Velasquez’s salary for 2004 includes $224,792 in severance pay paid in 2004. Remaining severance payments to be paid to Mr. Velasquez in 2005 amount to $100,208.

(4)	Mr. Taylor joined Vitria in February 2002 and was promoted to Senior Vice President of Worldwide Sales in May 2004. In addition to his base salary, Mr. Taylor received a bonus of $69,095 in 2004 and commissions of $150,319, $130,388 and $82,122 in 2004, 2003 and 2002 respectively.

(5)	Mr. Perry joined Vitria in June 2004. His annualized salary for 2004 was $250,000. In 2004, Mr. Perry received $875 of benefit credit, a cash reimbursement for employees that choose not to enroll in the company’s medical and dental plans, in addition to $1,258 of life insurance premiums paid on Mr. Perry’s behalf.

(6)	Mr. Guthrie resigned as Senior Vice President of Development and Customer Services in May 2004. Mr. Guthrie’s salary for 2004 includes a lump-sum payment of $275,000 in severance pay.

(7)	Mr. Bairstow resigned as Chief Financial Officer in June 2004. Mr. Bairstow’s salary for 2004 includes $150,000 in severance pay. Remaining severance payments to be paid to Mr. Bairstow in 2005 amount to $150,000.

(8)	Includes (a) $34,368, $31,199 and $21,505 pension paid on behalf of Mr. Taylor by Vitria in 2004, 2003 and 2002, respectively, and (b) $37,720, $34,241 and $24,224 for automobile related expenses paid by Vitria in 2004, 2003 and 2002, respectively.
Stock Option Grants and Exercises
Option Grants in 2004
      We grant options to our executive officers under our 1999 Equity Incentive Plan. The following table presents each stock option grant during 2004 to each of the individuals listed in the Summary Compensation Table. The exercise price of each option is equal to the closing price of our common stock as reported on the Nasdaq National Market for the last market trading day prior to the date of grant.
      The exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares.
      The potential realizable value is calculated based on the ten-year term of the option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the SEC and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given option by the exercise price per share;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the option; and

•	subtracting from that result the aggregate option exercise price.

      The shares listed in the following table under “Number of Securities Underlying Options Granted” are subject to vesting and vest in 48 equal monthly installments beginning on July 1, 2004 unless otherwise noted below. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us ceases. Under certain circumstances following a change of control, the vesting of such option grants may accelerate and become immediately exercisable.
      Percentages shown under “Percent of Total Options Granted in 2004” are based on an aggregate of 2,074,150 options granted to our employees during 2004.

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates of
	Securities	Percent of			Stock Price Appreciation for
	Underlying	Total Options			Option Term
	Options	Granted in	Exercise Price	Expiration
Name	Granted	2004	per Share	Date	5%	10%

M. Dale Skeen, Ph.D.	—	—	—	—	—	—
Gary S. Velasquez	—	—	—	—	—	—
Paul Taylor	60,000	2.89%	$3.03	6/21/2014	$114,333	$289,742
Gregory E. Anderson	60,000	2.89%	3.03	6/21/2014	114,333	289,742
Aaron C. Timm	30,000	1.45%	3.03	6/21/2014	57,167	144,871
Michael D. Perry(1)	200,000	9.64%	3.31	6/14/2014	416,328	1,055,058
James W. Guthrie(2)	275,000	13.26%	7.07	1/5/2014	—	—
Jeffrey J. Bairstow	—	—	—	—	—	—

(1)	The option issued to Mr. Perry vests with 25% of the shares subject to the option vesting on July 1, 2005 and the remaining shares vesting in equal monthly installments thereafter over a period of 36 months.

(2)	The option issued to Mr. Guthrie vests with 25% of the shares subject to the option vesting on February 1, 2005 and the remaining shares vesting in equal monthly installments thereafter over a period of 36 months. Mr. Guthrie resigned in May 2004 at which point none of the shares subject to his option were vested.
Aggregated Option Exercises During 2004 and Option Values at December 31, 2004
      The following table presents the aggregate option exercises during 2004 and the number and value of securities underlying unexercised options that are held by each of the individuals listed in the Summary Compensation Table as of December 31, 2004.
      Amounts shown under the column “Value Realized” are based on the fair market value of our common stock on the exercise date as reported on the Nasdaq National Market less the aggregate exercise price. Amounts shown under the column “Value of Unexercised In-the-Money Options at December 31, 2004” are based on a price of $4.21 per share, which was the last reported sale price of our common stock on the Nasdaq National Market on December 31, 2004, without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option, less the exercise price payable for these shares.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In-the-Money Options at
	Shares		December 31, 2004		December 31, 2004
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

M. Dale Skeen, Ph.D.	—	—	657,540	267,710	$23	—
Gary S. Velasquez	135,416	$63,852	—	—	—	—
Paul Taylor	18,895	55,355	58,489	152,866	7,586	$63,870
Gregory E. Anderson	—	—	56,250	203,750	7,375	63,425
Aaron C. Timm	—	—	15,784	49,403	3,846	31,802
Michael D. Perry	—	—	—	200,000	—	180,000
James W. Guthrie	—	—	—	—	—	—
Jeffrey J. Bairstow	93,750	21,329	—	—	—	—

Equity Compensation Plan Information
      Vitria has three stockholder approved equity compensation plans, the 1999 Equity Incentive Plan, the 1998 Executive Incentive Plan, collectively the Incentive Plans, and the 1999 Employee Stock Purchase Plan, or the Purchase Plan.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan
      On December 31 of each year for 10 years, starting with the year 1999, the number of shares in the reserve shared by the Incentive Plans will automatically increase by 6.5% of the outstanding common stock on a fully-diluted basis. As of December 31, 2004, 22,997,776 shares were reserved for issuance under the Incentive Plans and 12,423,804 shares remained available for future issuance. However, no more than 8,000,000 shares may be used for incentive stock options (ISOs) under the Incentive Plans. The Board may grant ISOs that qualify under Section 422 of the Internal Revenue Code to employees, including officers, of Vitria or an affiliate of Vitria. The Board may grant nonstatutory stock options, stock bonuses, restricted stock purchase awards and stock appreciation rights to employees, including officers, directors of and consultants to Vitria or an affiliate of Vitria. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual option grants, subject to limitations. Generally an option terminates three months after the optionholder’s service to Vitria terminates. If the termination is due to the optionholder’s disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder’s death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. Upon a change of control of Vitria, the surviving entity will either assume or substitute outstanding awards under the incentive plan and executive plan. Otherwise, the vesting and exercisability of such stock options and other stock awards will accelerate.

1999 Employee Stock Purchase Plan
      Under the Purchase Plan, eligible employees can have up to 10% of their earnings withheld to be used to purchase up to 500 shares of common stock per six-month purchase period on specified dates determined by the Board. The price of common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the common stock on the commencement date of each offering period or the specified purchase date. The Board may specify a look-back period of up to 27 months.
      The Purchase Plan provides for the issuance of shares of common stock pursuant to purchase rights granted to employees. At the time it was adopted by the Board, 1,500,000 shares were reserved for issuance under the Purchase Plan. On August 14 of each year for 10 years, starting with the year 2000, the number of shares reserved for issuance under the Purchase Plan automatically increases by the greater of (1) 2% of the outstanding shares on a fully-diluted basis, or (2) the number of shares required to restore the reserve to 1,500,000 shares. Such automatic share reserve increases may not exceed 16,500,000 shares in the aggregate over a 10-year period. At December 31, 2004, 882,081 shares had been issued to date and 3,982,777 shares were reserved for future issuance.
      The following table provides certain information with respect to all of Vitria’s equity compensation plans in effect as of December 31, 2004.

Number of Securities
Remaining Available for
	Number of Securities to be	Weighted-Average	Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	5,809,235	$6.68	16,406,581
Equity compensation plans not approved by security holders	—	—	—

Total	5,809,235	$6.68	16,406,581

(1)	The plans included in this row include our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and Employee Stock Purchase Plan.

(2)	Represents the weighted average exercise price of outstanding stock options only.
Employment, Severance and Change of Control Agreements

Key Employee Retention and Severance Plan
      In January 2002, we adopted a Key Employee Retention and Severance Plan for our executive officers. Upon a change of control of Vitria, if an executive officer leaves Vitria under certain circumstances, the plan provides:

•	for a lump sum cash payment equal to 100% of the executive officer’s annual base salary and the prorated amount of the executive officer’s target or incentive bonus for such year;

•	that the vesting for all of the executive officer’s outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate by the greater of one year or the length of service of the executive officer;

•	that Vitria continue health care coverage for the executive officer and that Vitria continue to subsidize its portion of the premiums payable on account of the executive officer for up to the earlier of one year or the effective date of health care coverage with a subsequent employer; and

•	that if any payment, benefit or acceleration of a stock option or other award would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the executive officer with such payment, benefit or acceleration that either would result in no excise tax or the full amount of the payment, benefit or acceleration. In any case, the executive officer will receive the payment, benefit or acceleration that results in the executive officer being in the best position after all taxes, including the excise tax, if applicable, have been paid.

Non-Employee Director Change of Control Plan
      In January 2002, the Board of Directors adopted a Non-Employee Director Change of Control Plan for our non-employee directors. Upon a change of control of Vitria, the plan provides that the vesting for all of the non-employee directors’ outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control will accelerate and be fully vested as of the date of the change of control. If such acceleration would be considered a “parachute payment” under Section 280G of the Internal Revenue Code and would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Vitria will provide the non-employee director with such acceleration that either would result in no excise tax or the full amount of the acceleration. In any case, the non-employee director will receive acceleration that results in the non-employee director being in the best position after all taxes, including the excise tax, if applicable, have been paid.

1999 Equity Incentive Plan and 1998 Executive Incentive Plan
      Upon a change of control of Vitria in which the new entity fails to fully assume outstanding stock options granted, or restricted stock or performance shares issued, prior to the change of control, then these stock options, restricted stock or performance shares will be fully vested on the date immediately prior to the effective date of the change of control.

1999 Employee Stock Purchase Plan
      In the event of: (i) a dissolution, liquidation, or sale of all or substantially all of the assets of Vitria; (ii) a merger or consolidation in which Vitria is not the surviving corporation; or (iii) a reverse merger in which Vitria is the surviving corporation but the shares outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then: (1) any surviving or acquiring corporation shall assume rights outstanding under the Purchase Plan or shall substitute similar rights for those outstanding under the Purchase Plan, or (2) in the event any surviving or acquiring corporation refuses to assume such rights or to substitute similar rights for those outstanding under the Purchase Plan, then, as determined by the Board in its sole discretion such rights may continue in full force and effect or the participants’ accumulated payroll deductions (exclusive of any accumulated interest which cannot be applied toward the purchase of shares under the terms of the offering) may be used to purchase shares immediately prior to the transaction described above under the ongoing offering and the participants’ rights under the ongoing offering shall thereafter be terminated.

Severance Agreements
      In April 2004, we entered into a separation agreement with Thomas Pianko, our former Vice President, Marketing, pursuant to which Mr. Pianko resigned as an employee of Vitria effective May 14, 2004. In connection with this agreement we paid Mr. Pianko a lump sum payment of $76,920 and agreed to continue Mr. Pianko’s health insurance benefits through October 31, 2004.
      In April 2004, we entered into a separation agreement with Jeffrey Bairstow, our former Chief Financial Officer, pursuant to which Mr. Bairstow resigned as an employee of Vitria effective June 30, 2004. In connection with this agreement, we are obligated to pay Mr. Bairstow a total of $300,000 in equal monthly installments over a twelve month period beginning in July 2004, and to continue Mr. Bairstow’s health insurance benefits for a period of one year from June 30, 2004. In addition, we agreed to accelerate the vesting of 70,313 shares subject to a stock option granted to Mr. Bairstow on March 3, 2003.
      In May 2004, we entered into a separation agreement with James Guthrie, our former Senior Vice President, Engineering, pursuant to which Mr. Guthrie resigned as an employee of Vitria effective May 14, 2004. In connection with this agreement, we paid Mr. Guthrie a lump sum payment of $275,000 plus the remaining guaranteed portion of his 2004 bonus equal to $68,500, and agreed to continue Mr. Guthrie’s health insurance benefits for a period of one year from May 14, 2004.
      In June 2004, we entered into a separation agreement with Gary Velasquez, our former President, Chief Executive Officer and a director, pursuant to which Mr. Velasquez resigned as an employee of Vitria effective April 21, 2004. In connection with this agreement, we are obligated to pay Mr. Velasquez a total of $325,000 in equal monthly installments over a twelve month period beginning in June 2004 and to continue Mr. Velasquez’s health insurance benefits for a period of one year from April 21, 2004. In addition, we agreed to accelerate the vesting of 62,500 shares subject to a stock option granted to Mr. Velasquez on January 31, 2003.
      In July 2004, we entered into a separation agreement with Sonja Wilkerson, our former Vice President, Human Resources, pursuant to which Ms. Wilkerson resigned as an employee of Vitria effective August 31, 2004. In connection with this agreement, we paid Ms. Wilkerson an aggregate of $64,497 in bimonthly installments over 23 weeks beginning in September 2004, and agreed to continue Ms. Wilkerson’s health insurance benefits for a period of six months.

Offer Letters
      In October 2003, we entered into an offer letter with Gregory E. Anderson, our Senior Vice President of Professional Services and Business Consulting. Under the terms of the offer letter, Mr. Anderson’s annual salary is $275,000 and he is eligible for an annual bonus of up to $175,000. Mr. Anderson was also granted a sign on bonus of $125,000. In addition, Mr. Anderson was granted an option for 200,000 shares of common stock with 25% of such shares vesting on the one year anniversary of Mr. Anderson’s employment and the remainder of the shares vesting in equal monthly installments over the following 36 months.
      In June 2004, we entered into an offer letter with Michael D. Perry, our Senior Vice President and Chief Financial Officer. Under the terms of the offer letter, Mr. Perry’s annual salary is $250,000 and he is eligible for an annual bonus of up to $125,000. Mr. Perry was also granted an option for 200,000 shares of common stock. In addition, under the terms of the offer letter, in the event Vitria hired a new chief executive officer who subsequently terminated Mr. Perry’s employment, Vitria would pay Mr. Perry six months of salary as a termination allowance.
      In September 2004, we entered into an amendment to Mr. Perry’s offer letter pursuant to which Mr. Perry will be entitled to twelve months continuation of his base salary if the following conditions are met: (1) the chief executive officer who immediately succeeds Dale Skeen terminates Mr. Perry’s employment without cause within twelve months of Mr. Perry’s hire date; (2) such termination is not a covered termination (as defined in Vitria’s Key Employee Retention and Severance Plan); and (3) Mr. Perry signs and allows to become effective a general release of all claims against Vitria and our officers, directors, employees and agents in a form reasonably satisfactory to Vitria.

Employment Agreements
      On January 25, 2002, we entered into an employment agreement with Paul Taylor, currently our Senior Vice President of Worldwide Sales. The employment agreement provides that Mr. Taylor will be paid a base salary of 340,000 Euros (US$427,488 in 2004) per year, an automobile allowance of 30,000 Euros (US$37,720 in 2004) per year, and a variable compensation target of 170,000 Euros (US$213,741 in 2004). Mr. Taylor was also granted an option for 200,000 shares of common stock with 20% of such shares vesting on the one year anniversary of Mr. Taylor’s employment and the remainder of the shares vesting at a rate of 1/60 per month thereafter.
      On June 16, 2004, we entered into a modification to Mr. Taylor’s employment agreement pursuant to which Mr. Taylor received a bonus equal to $69,095 on June 30, 2004. In addition, Mr. Taylor’s variable compensation target was changed to 180,000 Euros (US$226,314). The modified agreement also included provisions for a performance bonus based upon Vitria’s achievement of certain sales targets in North America in fiscal quarters three and four of 2004. The sales targets were not achieved and no performance bonus for sales in North America in fiscal quarters three and four of 2004 was paid to Mr. Taylor.
      On March 30, 2005, we entered into a modification to Mr. Taylor’s employment agreement pursuant to which Mr. Taylor received a bonus equal to 18,696 Euros (approximately $24,230) on March 31, 2005. Provided that Mr. Taylor remains our Senior Vice President of Worldwide Sales through June 30, 2005, the modification provides that Vitria will pay Mr. Taylor 18,696 Euros (approximately $24,230) on June 30, 2005. The modified agreement also includes provisions for a performance bonus based upon Vitria’s achievement of certain sales targets in North America in fiscal quarters one and two of 2005.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)
      The Audit Committee oversees Vitria’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in Vitria’s Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      The Audit Committee reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Vitria’s accounting principles and such other matters as are required to be discussed with the Audit Committee by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and Vitria, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence.
      The Audit Committee discussed with the independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of Vitria’s internal controls and the overall quality of Vitria’s financial reporting. The Audit Committee held eleven meetings during 2004.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the SEC. The Audit Committee has selected, subject to stockholder ratification, BDO Seidman, LLP as Vitria’s independent registered public accounting firm for the year ending December 31, 2005.

AUDIT COMMITTEE

Dennis P. Wolf (Chairman)
J. Alberto Yépez
William H. Younger, Jr.

      1 Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION(2)
Introduction
      Our executive compensation policies and practices are established and administered by the Compensation Committee of the Board. From January to September 2004, the Compensation Committee consisted of two non-employee directors: Robert M. Halperin and William H. Younger, Jr. In October 2004, the Compensation Committee consisted of three non-employee directors: Robert M. Halperin, J. Alberto Yépez, and William H. Younger, Jr. From November 2004 to December 2004, the Compensation Committee consisted of two non-employee directors: J. Alberto Yépez and William H. Younger, Jr.
Philosophy
      The Compensation Committee has implemented compensation policies, plans and programs that seek to enhance stockholder value by aligning the financial interests of the executive officers with those of the stockholders. The overall goal of the Compensation Committee is to develop compensation practices that will allow Vitria to attract and retain the people needed to define, create and market industry-leading products and services. We also provide significant equity-based compensation pursuant to our 1999 Equity Incentive Plan, 1998 Executive Incentive Plan and 1999 Employee Stock Purchase Plan. The plans are designed to provide a longer-term incentive to management to increase revenues, provide quality returns on investment, enhance stockholder value and contribute to our long-term growth. Vitria has also paid cash bonuses to executive officers based on meeting performance goals.
Compensation Plans
      Our executive compensation is based on three components, each of which is intended to support the overall compensation philosophy.
      Base Salary. The Compensation Committee recognizes the importance of maintaining compensation levels competitive with other leading technology companies with which Vitria competes for personnel. Since 1999, the Compensation Committee has maintained the base salary component of executive compensation in line with industry medians. Base salary is targeted at the median level for companies in similar businesses of similar characteristics such as sales volume, capitalization and financial performance. The Compensation Committee reviews with the Chief Executive Officer an annual salary plan for Vitria’s executive officers, other than the Chief Executive Officer. The annual salary plan is modified as deemed appropriate and approved by the Compensation Committee. The annual salary plan is developed based on an annual review of executive salaries at comparable technology companies. The annual salary plan also takes into account past performance and expected future contributions of the individual executive.
      Equity Incentives. The Compensation Committee seeks to provide equity compensation for executive officers, including the Chief Executive Officer, that is equal to levels at comparable companies. Long-term equity incentives are provided through grants of stock options to executive officers and other employees pursuant to our 1999 Equity Incentive Plan. This component of compensation is intended to retain and motivate employees to improve the performance of our stock. The Compensation Committee believes this element of the total compensation program directly links the participant’s interests with those of the stockholders and our long-term value. Stock options are granted at not less than fair market value and have value only if our stock price increases. Stock options granted generally become exercisable at a rate of 25% beginning on the first anniversary of the vesting commencement date, with the remainder vesting on a monthly basis over the following three years. Options terminate 10 years after the date of grant.

      2 Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement, in whole or in part, the following report and performance graph shall not be incorporated by reference into any such filings.

      Executive officers are also eligible to participate in our 1999 Employee Stock Purchase Plan. Participation levels in such plan are at the discretion of each executive.
      During 2004, executive officers were granted an aggregate of 805,000 stock options for shares of our common stock, representing 39% of the total number of stock options granted to employees and directors in 2004.
      The Compensation Committee believes that the programs described above provide compensation that is competitive with comparable emerging technology companies, link executive and stockholder interests and provide the basis to attract and retain qualified executives. The Compensation Committee will continue to monitor the relationship among executive compensation, our performance and stockholder value.
      Bonus Payments. Vitria maintains annual cash incentive bonus programs to reward executive officers and other key employees for attaining defined performance goals. For executive officers, in determining bonus amounts, consideration is given to Vitria’s performance and individual performance. The Compensation Committee determined to pay bonuses to Vitria’s executive officers for 2004 in the amounts set forth in the section above entitled “Compensation of Executive Officers.”
      Key Employee Retention and Severance Plan. In January 2002, the Board of Directors adopted a Key Employee Retention and Severance Plan after initiating a review in mid-summer 2001 to evaluate existing Vitria plans and policies, industry practices and possible standard approaches to the retention and severance of key executives in the event of a change of control of Vitria. The Board of Directors believes that the plan is necessary to attract, retain and motivate Vitria’s executives. A summary of the terms of the plan may be found in the section above entitled “Executive Compensation — Employment, Severance and Change of Control Agreements.”
      2004 Stock Award Program. In April 2004, the Compensation Committee awarded each non-executive Vitria employee 250 fully-vested shares of common stock pursuant to a stock award program. An aggregate of 72,500 shares were awarded. This program was undertaken in order to promote employee participation in ownership of stock in Vitria and to assist in employee retention.

Chief Executive Officer Compensation
      M. Dale Skeen, Ph.D. The Compensation Committee used the procedures described above in setting the annual salary and equity awards for M. Dale Skeen, Ph.D., Vitria’s Chief Executive Officer, Chief Technology Officer, and a member of the Board of Directors. Dr. Skeen was appointed Chief Executive Officer in April 2004. At the time of his appointment, Dr. Skeen’s base salary for 2004 was $247,500 and it was not adjusted for his new responsibilities. Dr. Skeen was however, awarded a cash bonus of $130,500 in light of his performance during 2004. The Compensation Committee set Dr. Skeen’s base salary for 2005 at $350,000. The Compensation Committee reviewed and established Dr. Skeen’s base salary for 2005 based on compensation data for comparable companies and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success.
      In addition, in March 2005, Dr. Skeen was granted a non-qualified stock option to acquire 500,000 shares of common stock at an exercise price of $3.42 per share, which was 100% of the fair market value of Vitria’s common stock on the grant date. The option will vest monthly over four years commencing March 3, 2005. The Compensation Committee intends to continue to monitor Dr. Skeen’s compensation level in light of his performance and the compensation levels of executives at comparable companies.
      Gary S. Velasquez. The Compensation Committee used the procedures described above in setting the annual salary and equity awards for Gary S. Velasquez, Vitria’s former President, Chief Executive Officer and director. In April 2004, Mr. Velasquez resigned as President, Chief Executive Officer, and director. Please see the section above entitled “Executive Compensation — Employment and Change of Control Agreements” for a description of Mr. Velasquez’s severance agreement. The Compensation Committee reviewed and established Mr. Velasquez’s base salary for 2004 based on compensation data for comparable companies and the Compensation Committee’s assessment of his past performance and its expectation as to his future contributions in directing our long-term success. Mr. Velasquez’s base salary for 2004 was $325,000.

Federal Tax Considerations
      Section 162(m) of the Internal Revenue Code limits Vitria to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for compensation plans, arrangements and binding contracts adopted prior to Vitria’s initial public offering. For example, stock options granted prior to May 16, 2004 will qualify as performance-based compensation.
      The Compensation Committee believes that, at the present time, it is quite unlikely that the compensation paid that may be subject to the deduction limit will exceed $1 million in a taxable year for any such executive whether or not the compensation qualifies as performance-based compensation. Therefore, the Compensation Committee has not established as a priority designing executive compensation packages specifically intended to avoid the Section 162(m) limitations. The Compensation Committee intends to continue to evaluate the effects of the statute and any applicable Treasury regulations and to grant compensation awards in the future in a manner consistent with Vitria’s best interests.

COMPENSATION COMMITTEE

William H. Younger, Jr. (Chairman)
J. Alberto Yépez.
Compensation Committee Interlocks and Insider Participation
      The Compensation Committee currently consists of Messrs. Younger and Yépez. No current member of the Compensation Committee is an officer or employee of Vitria and none of Vitria’s executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of Vitria’s Compensation Committee. Each of our directors, other than Mr. Wolf and Mr. Yépez, and/or related entities have purchased and hold securities of Vitria.

PERFORMANCE MEASUREMENT COMPARISON
      The following graph shows a comparison of total stockholder return of an investment of $100 in cash on December 31, 1999 for:

•	our common stock;

•	the Nasdaq Stock Market (U.S.); and

•	the S&P Information Technology Index.
      Historic stock price performance is not necessarily indicative of future stock price performance. All values assume reinvestment of the full amount of all dividends.
COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG VITRIA TECHNOLOGY, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE S&P INFORMATION TECHNOLOGY INDEX

*	$100 invested on 12/31/99 in stock including reinvestment of dividends. Fiscal year ending December 31.
Copyright© 2002 Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved. www.researchdatagroup.com/S&P.htm
      This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Employment, Severance and Change of Control Agreements
      See the section above entitled “Executive Compensation — Employment and Change of Control Agreements” for a description of our (a) Key Employee Retention and Severance Plan, (b) Non-Employee Director Change of Control Plan, (c) severance agreements with (i) Gary Velasquez, our former President, Chief Executive Officer, and a director, (ii) Jeffrey Bairstow, our former Chief Financial Officer, (iii) James Guthrie, our former Senior Vice President, Engineering, (iv) Thomas Pianko, our former Vice President, Marketing, and (v) Sonja Wilkerson, our former Vice President, Human Resources, (d) offer letter with Michael Perry, our Senior Vice President and Chief Financial Officer, (e) offer letter with Gregory Anderson, our Senior Vice President of Professional Services and Business Consulting and (f) employment agreement with Paul Taylor, our Senior Vice President of Worldwide Sales.
Relationship with QilinSoft LLC
      In December 2003, we sold our interest in our China operations to QilinSoft LLC (formerly referred to as ChiLin LLC). QilinSoft is owned and controlled by Dr. JoMei Chang, a director and a significant stockholder, and Dr. Dale Skeen, a director and our Chief Executive Officer and Chief Technology Officer, the spouse of Dr. Chang and a significant stockholder.
      At the time of the sale, Vitria and QilinSoft also entered into a license agreement whereby QilinSoft received a royalty-bearing license to distribute Vitria products in China. In addition, Vitria and QilinSoft have entered into a development agreement pursuant to which QilinSoft will perform development work and other fee-bearing services for Vitria. In November 2004, Vitria and QilinSoft entered into a two year marketing agreement governing the marketing and sales relationship between the parties.
      In April 2004, Dr. Chang and Dr. Skeen entered into a confirmation agreement with Vitria confirming the nature of their involvement and/or investment in QilinSoft including obligations with respect to non-solicitation and hiring of Vitria employees and non-competition with Vitria. In July 2004, Vitria and QilinSoft entered into a professional services agreement pursuant to which QilinSoft may order professional services from Vitria.
      During the twelve months ended December 31, 2004, we recorded royalty license income of $100,000 from QilinSoft, which is included in service revenue in our Statements of Operations. During the year ended December 31, 2004, we incurred charges of $596,000 for development work performed by QilinSoft, which was recorded in Research and Development Expense. At December 31, 2004, we owed QilinSoft $102,000 for development work QilinSoft performed for us in the fourth quarter of 2004 and due by January 31, 2005.
Indemnification Agreements
      We have entered into indemnification agreements with our directors and officers for the indemnification of, and advancement of expenses to, these persons to the full extent permitted by Delaware law. We also intend to execute these agreements with our future directors and officers.
      We believe that all of the transactions set forth above were made on terms no less favorable to Vitria than could have been obtained from unaffiliated third parties. The transactions with QilinSoft were reviewed and approved by a committee of the Board of Directors comprised of disinterested directors. All future transactions between Vitria and its officers, directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will continue to be on terms no less favorable to Vitria than could be obtained from unaffiliated third parties.

HOUSEHOLDING OF PROXY MATERIALS
      The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
      This year, a number of brokers with account holders who are Vitria stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker or direct your written request to Vitria Technology, Inc., Secretary, 945 Stewart Drive, Sunnyvale, California 94085. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.
OTHER MATTERS
      The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Aaron C. Timm
Vice President, General Counsel and Secretary
April 21, 2005
      Our Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the SEC is available without charge upon written request to: Investor Relations, Vitria Technology, Inc., 945 Stewart Drive, Sunnyvale, California 94085.

DETACH HERE

VITRIA TECHNOLOGY, INC.

945 Stewart Drive
Sunnyvale, California 94085

SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 26, 2005

PROXY

     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 26, 2005 and the Proxy Statement and hereby appoints M. Dale Skeen and Aaron C. Timm each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of common stock of Vitria Technology, Inc. (the “Company”) held of record by the undersigned on April 6, 2005 at the Annual Meeting of Stockholders to be held at 945 Stewart Drive, Sunnyvale, California 94085 on May 26, 2005 at 2:00 p.m. pacific time, and any adjournment or postponement thereof. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS LISTED ON THE REVERSE SIDE AND A VOTE “FOR” THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL. PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. CONTINUED AND TO BE SIGNED ON REVERSE

SEE REVERSE SIDE	SEE REVERSE SIDE

Dear Stockholder:

     Please take note of the important information enclosed with this Proxy. There are a number of issues related to the operation of the Company that require your immediate attention.

     Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

     Please mark the boxes on the proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy in the enclosed postage paid envelope.

     Thank you in advance for your prompt consideration of these matters.

Sincerely,

Vitria Technology, Inc.

DETACH HERE

☒     Please mark votes as in this example.

1.	Election of two Directors.

               Nominee (01) JoMei Chang, Ph.D.

FOR	AGAINST	ABSTAIN
☐	☐	☐

               Nominee (02) Dennis P. Wolf.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.	To ratify the selection of BDO Seidman LLP as the independent registered public accounting firm of the Company for our fiscal year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:	Date:

Signature:	Date: